Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

March 2, 2020

Maxar Technologies Reports 2019 Year End Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced financial results for the quarter and year ended December 31, 2019. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the year include:

•	Entered into a definitive agreement to sell our MDA business for C$1.0 billion
•	Issued $1.0 billion in 2023 Notes and completed the sale and subsequent leaseback of our owned properties in Palo Alto, California, the net proceeds of which were used to pay down debt
•	Consolidated revenues from continuing operations of $1,666 million
•	Net income of $109 million
•	Diluted income per share from continuing operations of $1.38
•	Adjusted EBITDA[1] from continuing operations of $416 million and Adjusted EBITDA[1] margin of 25.0 percent
•	Re-segmented our historical Imagery, Services, and Space Systems segments into three reportable segments: Earth Intelligence, Space Infrastructure and MDA

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“We made solid progress during the year in positioning Maxar for sustained top and bottom-line growth, including efforts to reduce debt and leverage levels, re-engineer the Space Infrastructure business, position our Earth Intelligence and MDA businesses for long-term growth, and create a leaner, more agile organization with a reduced cost structure,” stated Dan Jablonsky, President and Chief Executive Officer.

Jablonsky continued, “The year ended with a flurry of activity, including a sale leaseback of a facility in Palo Alto, California, the refinancing of our nearer-term debt maturities, and the announced divestiture of MDA, our Canadian subsidiary. We expect these transactions to better align our debt maturities with cash flow streams and to reduce both leverage and debt levels in the near-term. The year also included several strategic wins across the Company, including the Power Propulsion Element with NASA and two GEO Comsats with commercial customers in our Space Infrastructure segment, as well as a four-year contract for our Global-EGD offering with the US government and several direct and rapid access contracts with international allies in our Earth Intelligence segment. Combined, these actions and business development successes better position the Company for sustainable growth going forward.”

“Full year results were largely consistent with expectations,” stated Biggs Porter, Chief Financial Officer. “Adjusted EBITDA benefited from recent restructuring and reshaping efforts in Space Infrastructure, as well as growth in Earth Intelligence, while free cash flow benefited from the timing of cash inflows and capital expenditures. Our leverage and debt levels remain in line with expectations and are expected to further improve with the closure of the MDA divestiture later this year.”

In the fourth quarter of 2019, we entered into a definitive agreement to sell MDA to a consortium of private investors led by Northern Private Capital, for C$1 billion subject to customary adjustments and regulatory approvals (“MDA Transaction”). We expect to use the net proceeds to repay debt and improve our capital structure to prioritize investments for growth in our core areas of Earth Intelligence and Space Infrastructure. The MDA Transaction includes all of MDA’s Canadian business, encompassing ground stations, radar satellite products, robotics, defense and satellite components, representing approximately 1,900 employees. As a result of this announcement, this business, whose results were previously in the MDA segment (described below), was classified as discontinued operations. We expect the transaction to close in the spring or early summer of 2020.

In December 2019, we issued $1.0 billion in principal amount of 9.75% Senior Secured Notes due 2023 (“2023 Notes”) in a private placement to institutional buyers. The 2023 Notes were issued at a price of 98% and bear interest at the rate of 9.75% per year, payable semi-annually in cash in arrears. Interest payments will commence in June 2020. The 2023 Notes are guaranteed on a senior secured basis by each of our existing and future subsidiaries that guarantees the Syndicated Credit Facility.

The proceeds from the 2023 Notes and the sale of our owned properties in Palo Alto, California were used to repay the outstanding borrowings under our existing senior secured first lien Term A facility and the majority of the outstanding borrowings on the Revolving Credit Facility.

In connection with Mr. Jablonsky’s appointment in January 2019 as President and Chief Executive Officer of Maxar, our Chief Operating Decision Maker (“CODM”) also changed. During 2019, Mr. Jablonsky rolled out a transformative plan to integrate, stabilize, and position Maxar for future growth. As part of this plan, we streamlined our operating structure to reflect a more efficient model and integrated our existing business units so that they are more aligned and collaborative. This resulted in a change in the evaluation of our business by our CODM, which was completed in the fourth quarter of 2019. The changes to our segments align our business units to our future growth strategy. The CODM reviews revenue and Adjusted EBITDA based on three reportable segments: Earth Intelligence, Space Infrastructure and MDA. In connection with the MDA Transaction discussed above, the MDA segment was classified as discontinued operations as of the year ended December 31, 2019. The Earth Intelligence segment includes the financial results of the legacy Imagery and Services segments, excluding the legacy Canadian radar imagery business. The Space Infrastructure segment includes the financial results of our legacy Space Solutions business (previously referred to as Space Systems/Loral LLC or SSL), which was included within our legacy Space Systems segment. The MDA segment includes the financial results of the MDA and legacy Canadian radar imagery business.

Total revenues from continuing operations decreased to $410 million from $418 million, or by $8 million, for the three months ended December 31, 2019, compared to the same period of 2018. The decrease in revenues was primarily driven by a net decrease in revenues in the Space Infrastructure segment.

Total revenues from continuing operations decreased to $1,666 million from $1,804 million, or by $138 million, for the year ended December 31, 2019, compared to the same period of 2018. The decrease was primarily driven by a decrease in revenue in our Space Infrastructure segment partially offset by an increase in revenue in our Earth Intelligence segment.

For the year ended December 31, 2019, net income from continuing operations increased to $83 million from a net loss of $873 million, or by $956 million, compared to the same period of 2018. The increase is primarily driven by a decrease in impairment losses of $635 million, a decrease in selling, general and administrative expense of $121 million, a decrease in product and service costs of $113 million and a decrease in depreciation and amortization expense of $63 million. Additionally, we benefited from a satellite insurance recovery of $183 million and an increase in gain on sale of assets of $103 million.

For the fourth quarter of 2019, Adjusted EBITDA was $100 million and Adjusted EBITDA as a percentage of consolidated revenues (“Adjusted EBITDA margin percentage”) was 24.4%. This is compared to Adjusted EBITDA of $70 million and Adjusted EBITDA margin percentage of 16.7% for the fourth quarter of 2018. The increase was driven largely by higher Adjusted EBITDA from the Earth Intelligence and Space Infrastructure segments, partially offset by higher corporate and other expenses.

We had total order backlog of $1.6 billion as of December 31, 2019 compared to $2.1 billion as at December 31, 2018. Backlog decreased primarily due to declines in backlog in our Earth Intelligence segment partially offset by an increase in our Space Infrastructure segment backlog as a result of new awards during the year. Earth Intelligence backlog declined primarily due to the recognition of EnhancedView revenue during the year and the loss of our WorldView-4 satellite. As of December 31, 2019 and December 31, 2018,  our unfunded contract options totaled $1.4 billion and $1.2 billion, respectively.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, the Company uses certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. The Company believes these supplementary financial measures reflect the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
($ millions, except per share amounts)
Revenues	$410	$418	$1,666	$1,804
Income (loss) from continuing operations	53	(485)	83	(873)
(Loss) income from discontinued operations, net of tax	(10)	(456)	26	(377)
Net income (loss)	43	(941)	109	(1,250)
EBITDA[1]	206	(803)	707	(659)
Adjusted EBITDA[1]	100	70	416	383

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.87	$(8.18)	$1.38	$(15.03)
(Loss) income from discontinued operations, net of tax	(0.17)	(7.69)	0.43	(6.49)
Diluted income (loss) per common share	$0.70	$(15.87)	$1.81	$(21.52)

Weighted average number of common shares outstanding (millions):
Basic	59.8	59.0	59.6	58.1
Diluted	61.2	59.0	60.2	58.1

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
($ millions)
Revenues
Earth Intelligence	$286	$265	$1,085	$1,059
Space Infrastructure	153	175	706	823
Intersegment eliminations	(29)	(22)	(125)	(78)
Total revenues	$410	$418	$1,666	$1,804

The Company analyzes financial performance by segment, which combine related activities within the Company.

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Adjusted EBITDA:
Earth Intelligence	$154	$120	$548	$516
Space Infrastructure	(19)	(44)	(17)	(75)
Intersegment eliminations	(9)	—	(29)	(9)
Corporate and other expenses	(26)	(6)	(86)	(49)
Adjusted EBITDA[1]	$100	$70	$416	$383

1	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
($ millions)
Revenues	$286	$265	$1,085	$1,059
Adjusted EBITDA	$154	$120	$548	$516
Adjusted EBITDA margin percentage	53.8%	45.3%	50.5%	48.7%

Revenues from the Earth Intelligence segment increased to $286 million from $265 million, or by $21 million, for the three months ended December 31, 2019, compared to the same period of 2018. The increase was primarily driven by new contract awards and program expansion on existing contracts with the U.S. government. These increases were partially offset by the loss of WorldView-4 revenues.

Revenues from the Earth Intelligence segment increased to $1,085 million from $1,059 million, or by $26 million, for the year ended December 31, 2019 compared to the same period in 2018. The increase was primarily driven by new contract awards and expansion of programs with the U.S. government of $63 million, partially offset by a decrease of $36 million in revenues from our direct access program primarily due to the loss of WorldView-4 revenues.

Adjusted EBITDA increased to $154 million from $120 million, or by $34 million, for the three months ended December 31, 2019, compared to the same period of 2018. The increase was primarily driven by an increase in revenue of $21 million and an increase of income related to our Vricon joint venture of $15 million. Adjusted EBITDA was also impacted by a decrease in costs during the three months ended December 31, 2019, partially offset by a decrease in margins due to the loss of WorldView-4 revenues, which had higher margins.

Adjusted EBITDA from the Earth Intelligence segment increased to $548 million from $516 million, or by $32 million, for the year ended December 31, 2019 compared to the same period in 2018. The increase is primarily related to a decrease in selling, general and administrative costs of $28 million partially related to headcount reductions taken in the first half of the year and a shift of certain functions to corporate, and an increase in equity in income from our Vricon joint venture of $9 million. These increases were partially offset by a net decrease in margins from our revenue contracts, which were primarily driven by the loss of WorldView-4 revenues, which had higher margins.

Space Infrastructure

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
($ millions)
Revenues	$153	$175	$706	$823
Adjusted EBITDA	$(19)	$(44)	$(17)	$(75)
Adjusted EBITDA Margin	(12.4)%	(25.1)%	(2.4)%	(9.1)%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized using the cost-to-cost method to determine the percentage of completion over the construction period, which typically range between 20 to 36 months and up to 48 months in special situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

Revenues from the Space Infrastructure segment decreased to $153 million from $175 million primarily as a result of the impact of reduced volume in our geostationary satellite manufacturing business (“GeoComm”) and an increase in estimated costs to complete programs during the three months ended December 31, 2019 compared to the same period in 2018. An increase in estimated costs to complete directly impacts revenues, as revenues are recognized over time under the cost-to-cost method. These decreases were partially offset by increases in U.S. government programs year over year and liquidated damages expense in 2018 which did not reoccur in 2019.

Revenues from the Space Infrastructure segment decreased to $706 million from $823 million, or by $117 million, for the year ended December 31, 2019 compared to the same period in 2018. Revenues decreased primarily as a result of the impact of reduced volume in our GeoComm business and an increase in estimated costs to complete programs. The reduced volume was a result of new business not fully replacing existing backlog contracts that were completed during the period

Adjusted EBITDA increased to a loss of $19 million from a loss of $44 million, or by $25 million, for the three months ended December 31, 2019, compared to the same period of 2018. The increase in the Space Infrastructure segment is primarily related to reduced research and development spend of $13 million, headcount reductions from restructuring initiatives resulting in cost reductions and the liquidated damages which did not reoccur in 2019. These increases were partially offset by decreases from the effects of lower revenues and higher estimated costs to complete on certain projects within the Space Infrastructure segment, including higher costs related to the conversion of subcontract work performed by our MDA business to fixed price.

Adjusted EBITDA from the Space Infrastructure segment was a loss of $17 million compared to a loss of $75 million, or a change of $58 million, for the year ended December 31, 2019 compared to the same period in 2018. The decreased loss is primarily related to reduced research and development spend of $72 million and headcount reductions from restructuring initiatives resulting in cost reductions and the impact of no new liquidated damages being incurred compared to $28 million of liquidated damages in 2018. These increases were partially offset by decreases from the effects of lower revenues and higher estimated costs to complete on certain projects along with losses incurred on developmental builds.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses increased to $26 million from $6 million, or by $20 million, for the three months ended December 31, 2019 compared to the same period in 2018. The increase was primarily driven by a shift of certain functions to corporate and other increases in selling, general and administrative expense and an increase in retention costs related to the Space Infrastructure segment of $7 million.

Corporate and other expenses increased to $86 million from $49 million, or by $37 million, for the year ended December 31, 2019 compared to the same period in 2018. The increase was primarily driven by an increase in retention costs related to the Space Infrastructure segment of $24 million and an increase as a result of a shift of certain functions to corporate and other increases in selling, general and administrative expense of approximately $12 million.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including WorldView Legion. Intersegment eliminations have increased for the three months ended December 31, 2019 compared to the same period of 2018 primarily related to an increase in intersegment activity.

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Year Ended
	December 31,
	2019	2018	2017
Revenues:
Product	$560	$697	$877
Service	1,106	1,107	380
Total revenues	$1,666	$1,804	$1,257
Costs and expenses:
Product costs, excluding depreciation and amortization	$593	$775	$764
Service costs, excluding depreciation and amortization	382	313	160
Selling, general and administrative	325	446	337
Depreciation and amortization	376	439	152
Impairment losses	14	586	—
Satellite insurance recovery	(183)	—	—
Gain on sale of assets	(136)	(33)	—
Operating income (loss)	295	(722)	(156)
Interest expense, net	219	200	97
Other (income) expense, net	(1)	1	(30)
Income (loss) before taxes	77	(923)	(223)
Income tax expense (benefit)	5	(48)	(168)
Equity in (income) loss from joint ventures, net of tax	(11)	(2)	1
Income (loss) from continuing operations	83	(873)	(56)
Income (loss) from discontinued operations, net of tax	26	(377)	116
Net income (loss)	$109	$(1,250)	$60

Basic income (loss) per common share:
Income (loss) from continuing operations	$1.39	$(15.03)	$(1.36)
Income (loss) from discontinued operations, net of tax	0.44	(6.49)	2.82
Basic income (loss) per common share	$1.83	$(21.52)	$1.46

Diluted income (loss) per common share:
Income (loss) from continuing operations	$1.38	$(15.03)	$(1.36)
Income (loss) from discontinued operations, net of tax	0.43	(6.49)	2.82
Diluted income (loss) per common share	$1.81	$(21.52)	$1.46

MAXAR TECHNOLOGIES INC.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$59	$19
Trade and other receivables, net	357	350
Inventory	20	29
Advances to suppliers	42	42
Prepaid and other current assets	32	35
Current assets held for sale	751	203
Total current assets	1,261	678
Non-current assets:
Orbital receivables	382	407
Property, plant and equipment, net	758	725
Intangible assets, net	991	1,204
Non-current operating lease assets	176	—
Goodwill	1,455	1,455
Other non-current assets	134	107
Non-current assets held for sale	—	482
Total assets	$5,157	$5,058
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$153	$149
Accrued liabilities	130	124
Accrued compensation and benefits	93	80
Contract liabilities	271	332
Current portion of long-term debt	30	16
Current operating lease liabilities	40	—
Other current liabilities	49	27
Current liabilities held for sale	230	154
Total current liabilities	996	882
Non-current liabilities:
Pension and other postretirement benefits	197	178
Contract liabilities	4	60
Operating lease liabilities	173	—
Long-term debt	2,915	3,027
Other non-current liabilities	110	186
Non-current liabilities held for sale	—	58
Total liabilities	4,395	4,391
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized and 59.9 million outstanding at December 31, 2019; nil par value, unlimited authorized common shares and 59.4 million outstanding at December 31, 2018)	—	1,713
Additional paid-in capital	1,784	59
Accumulated deficit	(1,082)	(1,188)
Accumulated other comprehensive income	59	82
Total Maxar stockholders' equity	761	666
Noncontrolling interest	1	1
Total stockholders' equity	762	667
Total liabilities and stockholders' equity	$5,157	$5,058

MAXAR TECHNOLOGIES INC.

 Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2019	2018	2017
Cash flows provided by (used in):
Operating activities:
Net income (loss)	$109	$(1,250)	$60
Net (income) loss from discontinued operations	(26)	377	(116)
Net income (loss) from continuing operations	83	(873)	(56)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Impairment losses including inventory	17	651	—
Depreciation and amortization	376	439	152
Amortization of debt issuance costs and other noncash interest expense	11	9	3
Stock-based compensation expense	20	20	23
Loss from early extinguishment of debt	22	—	23
Gain on sale of assets	(136)	(33)	—
Deferred income tax expense (benefit)	—	(48)	(169)
Equity in (income) loss from joint ventures, net of tax	(11)	(2)	1
Other	7	28	(5)
Changes in operating assets and liabilities:
Trade and other receivables	(20)	(19)	56
Accounts payables and accrued liabilities	7	113	(7)
Contract liabilities	(117)	(158)	(15)
Other	(1)	(13)	50
Cash provided by operating activities - continuing operations	258	114	56
Cash provided by operating activities - discontinued operations	59	25	49
Cash provided by operating activities	317	139	105
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(314)	(206)	(59)
Sale of assets	280	68	—
Cash collected on note receivable	—	5	—
Cash paid for acquisition, net of tax	—	—	(2,273)
Disposal of subsidiary and short-term investments	—	4	—
Return of capital from discontinued operations	28	—	—
Cash used in investing activities - continuing operations	(6)	(129)	(2,332)
Cash used in investing activities - discontinued operations	(7)	(21)	(9)
Cash used in investing activities	(13)	(150)	(2,341)
Financing activities:
Net (payment) proceeds of revolving credit facility	(595)	—	3,160
Net proceeds from issuance of 2023 Notes and other long-term debt	980	104	—
Repayments of long-term debt	(520)	(24)	(779)
Payment of debt issuance costs	(4)	(3)	—
Refinancing fees paid to creditors	(20)	—	(63)
Repurchase of orbital receivables	(24)	—	—
Settlement of securitization liability	(20)	(15)	(15)
Proceeds from securitization of orbital receivables	—	18	—
Payment of dividends	(2)	(65)	(47)
Other	(3)	—	1
Cash (used in) provided by financing activities - continuing operations	(208)	15	2,257
Cash used in financing activities - discontinued operations	(30)	(2)	(22)
Cash (used in) provided by financing activities	(238)	13	2,235
Increase in cash, cash equivalents, and restricted cash	66	2	(1)
Effect of foreign exchange on cash, cash equivalents, and restricted cash	—	(1)	4
Cash, cash equivalents, and restricted cash, beginning of year	43	42	39
Cash, cash equivalents, and restricted cash, end of year	$109	$43	$42

Reconciliation of cash flow information:
Cash and cash equivalents	$105	$35	$19
Restricted cash included in prepaid and other current assets	1	7	6
Restricted cash included in other non-current assets	3	1	17
Total cash, cash equivalents, and restricted cash	$109	$43	$42

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net (loss) income to EBITDA and Adjusted EBITDA for the years ended December 31, 2019, 2018 and 2017.

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018	2017
($ millions)
Net income (loss)	$43	$(941)	$109	$(1,250)	$60
Income tax expense (benefit)	2	(12)	5	(48)	(168)
Interest expense, net	71	47	219	200	97
Interest income	(2)	—	(2)	—	—
Depreciation and amortization	92	103	376	439	152
EBITDA	$206	$(803)	$707	$(659)	$141
(Income) loss from discontinued operations, net of tax	10	456	(26)	377	(116)
Restructuring	4	2	18	13	—
Transaction and integration related expense	2	10	16	33	60
Impairment losses, including inventory	14	438	17	652	—
Satellite insurance recovery	—	—	(183)	—	—
Gain on sale of assets	(136)	(33)	(136)	(33)	—
CEO severance	—	—	3	—	—
Adjusted EBITDA	$100	$70	$416	$383	$85

Adjusted EBITDA:
Earth Intelligence	154	120	548	516	152
Space Infrastructure	(19)	(44)	(17)	(75)	(59)
Intersegment eliminations	(9)	—	(29)	(9)	—
Corporate and other expenses	(26)	(6)	(86)	(49)	(8)
Adjusted EBITDA	$100	$70	$416	$383	$85

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries. Financial information and results of operations presented in this Earnings Release for the periods prior to January 1, 2019 relate to Maxar Technologies Ltd., our predecessor issuer, and relate to Maxar Technologies Inc. after January 1, 2019.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Monday,  March 2, 2020, reviewing the fourth quarter and year end results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).To participate, dial:

Participant Toll Free Dial-In:  1-866-211-3067

Participant International Dial-In:  1-647-689-6610

The Conference Call will also be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay will be available from Monday,  March 2, 2020 at 6:00 p.m. MT (8:00 p.m. ET) to Monday, March 16, 2020 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-585-8367

International Dial-In:  1-416-621-4642

Passcode: 5783875#

About Maxar

Maxar is a leading provider of solutions in Earth intelligence and Space infrastructure. We help government and commercial customers to monitor, understand and navigate the changing planet; deliver global broadband communications infrastructure; and explore and advance the use of space. Our approach combines decades of deep mission understanding and a proven commercial and defense foundation to deliver our services with speed, scale and cost effectiveness. Maxar’s 5,800 team members in more than 30 global locations work to help our customers harness the potential of space. After the MDA Transaction closes, we will have approximately 3,900 team members in 17 global locations. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com